Exhibit 99.1

For Immediate Release

GenCorp to Proceed With Equity Offering and Debt Refinancings;
Unanimously Rejects Request to Negotiate at Inadequate Price

SACRAMENTO, Calif. — November 15, 2004 — GenCorp Inc. (“GenCorp”) (NYSE: GY) today announced that its Board of Directors has unanimously determined to proceed with GenCorp’s planned offering of 7.5 million common shares and debt refinancings. The common share offering is being undertaken concurrently with a $50 million refinancing of convertible debt and a new $175 million secured bank credit facility.

Terry L. Hall, chairman of the Board, president and chief executive officer of GenCorp, said, “Raising additional capital enhances our financial flexibility. The equity offering and debt refinancings will substantially delever our balance sheet and reduce our interest expense. We believe that the financial markets are favorable at this time and any delay would not be in our shareholders’ best interests.”

GenCorp also announced that its Board of Directors unanimously rejected Steel Partners’ November 11th request to enter into negotiations to acquire GenCorp. The Board unanimously determined that the price indicated by Steel Partners II, L.P. is inadequate and not in the best interests of its shareholders. Hall said, “GenCorp needs to focus on its proposed financings and not on a conditional request to negotiate an acquisition at an inadequate price with a party who lacks financing.”

GenCorp is being advised by J.P. Morgan Securities Inc., Jones Day and Shaw Pittman LLP. J.P. Morgan Securities Inc. advised the GenCorp Board of Directors that the price indicated in Steel Partners’ letter is inadequate from a financial point of view.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company’s real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.

Forward Looking Statements

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time to time in GenCorp’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine GenCorp’s future results are beyond the ability of GenCorp to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. GenCorp undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any offer of these securities in any state in which such offer, solicitation or sale would be unlawful.

Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications 916.351.8650
     Judith Wilkinson/Jeremy Jacobs, Joele Frank, Wilkinson Brimmer Katcher 212.355.4449

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